Exhibit 5.3

7 May 2010
[On the letterhead of Allen & Gledhill LLP]

General Maritime Corporation
299 Park Avenue
New York, NY 10171
Attn:	Ms Madelyn R. Dorman
c/o Kramer Levin Naftalis & Frankel LLP

Dear Sirs

Form S-4 Registration Statement of General Maritime Corporation (“GMC”) with General Maritime Crewing Pte. Ltd.  as Co-Registrant

1.
We have acted as the legal advisers in Singapore to General Maritime Crewing Pte. Ltd. (the “Company”) in connection with the Registration Statement on Form S-4, as amended (File No. 333-166280) (the “Registration Statement”), filed by GMC with the United States Securities & Exchange Commission, pursuant to which GMC is registering (i) US$300,000,000 aggregate principal amount of its 12% Senior Notes due 2017 (the “Series B Notes”) to be exchanged for GMC’s outstanding notes bearing substantially identical terms and in like principal amount (the “Series A Notes”) in a registered exchange offer as contemplated by the Registration Statement (the “Exchange Offer”) and (ii) the guarantees (the “Subsidiary Guarantees”) of each of the subsidiary guarantors, including the Company, (the “Subsidiary Guarantors”) of the Series B Notes (the Series A Notes and Series B Notes being collectively referred to as the “Notes”). The Series A Notes were issued, the Series B Notes will be issued, and the Subsidiary Guarantees will be issued pursuant to an Indenture dated as of 12 November 2009, among GMC, the Subsidiary Guarantors and The Bank of New York Mellon, as trustee.

2.	For the purpose of rendering this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

3.	We have assumed:

(i)
that each of the Indenture, Series A Subsidiary Guarantee, the Registration Rights Agreement and Purchase Agreement (all as defined in the Schedule to this opinion and, together, the “Principal Agreements”) is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Company) and has been validly executed by and on behalf of each party thereto (other than the Company) and delivered by and on behalf of each party thereto;

(ii)	the genuineness of all signatures and seals on all documents and the completeness, and conformity to original documents, of all copy or other specimen documents submitted to us;

(iii)	that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

(iv)
that the certified true copies of (a) the Memorandum and Articles of Association of the Company, (b) Certificate Confirming Incorporation of Company dated 5 August 2004 and (c) Certificate Confirming Incorporation of Company Under The New Name dated 22 October 2004 submitted to us for examination are true, complete and up-to-date copies;

(v)
that the Shareholder Resolutions (as defined in the Schedule) is a true record of the proceedings described in them and the resolutions set out in those minutes remain in full force and effect without modification, and the Directors’ Resolutions (as defined in the Schedule) remains in full force and effect and that no other resolutions or other action has been taken which could affect the Shareholder Resolutions and the Directors’ Resolutions;

(vi)
that the information disclosed by the searches made on 7 May 2010 (the “ACRA Searches”) at the Accounting and Corporate Regulatory Authority in Singapore (the “ACRA”) against the Company is true and complete and that such information has not since then been materially altered and that the ACRA Searches did not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the ACRA Searches;

(vii)
that the information disclosed by the electronic Composite and Insolvency searches made on 7 May 2010 (the “Court Searches”) in respect of the years 2009 and 2010 against the Company at the Lawnet Service Bureau of the Supreme Court of Singapore is true and complete and that such information has not since then been materially altered and that the Court Searches did not fail to disclose any material information which had been delivered for filing but not disclosed at the time of the Court Searches;

(viii)	that the Notes have been, or will be duly issued, executed, authenticated, delivered and offered in accordance with the terms of each of the Principal Agreements;

(ix)	that at all times (and in particular at the time of the issue of the Subsidiary Guarantee by the Company) GMC is the holding company of the Company;

(x)	that the Company:

(a)	is solvent and able to pay its due debts and has no reason to think that it would become unable to pay its due debts as a result of the entry into each of the Principal Agreements;

(b)	is not engaged or about to engage in business for which its financial resources are unreasonably small; and

(c)	is not incurring an obligation knowing it would be unable to perform that obligation when called on to do so;

(xi)
that the execution and delivery of each of the Principal Agreements by the Company, and the issue of the Subsidiary Guarantee by the Company, sufficiently benefits and is in the best interests of the Company, and there is no bad faith, fraud, undue influence, coercion or duress on the part of or in relation to any party to the Principal Agreements or their respective directors, employees or agents;

(xii)
that each of the Principal Agreements and the Notes constitute legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions, other than Singapore;

(xiii)	that none of the Principal Agreements have been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise);

(xiv)
that the Company has not taken any corporate action and no other steps have been taken or legal proceedings (other than legal proceedings as disclosed in the Court Searches) have been commenced against it for its winding-up, dissolution or reorganisation; and

(xv)	the correctness of all facts stated in the Principal Agreements and the Registration Statement.

4.
The ACRA Searches and the Court Searches revealed no order or resolution for the winding-up of the Company, no notice of appointment of a receiver or judicial manager for the Company and no legal proceedings in the Republic of Singapore to which the Company is a defendant. It should be noted that such searches are not capable of revealing whether or not a winding-up petition has been presented. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

5.
Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that the Subsidiary Guarantee to be issued by the Company in connection with the Exchange Offer has been duly authorised by the Company under the laws of Singapore.

6.
This opinion relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances. We have made no investigation of, and do not express or imply any views on, the laws of any country, other than Singapore.

7.	The qualifications to which this opinion is subject are as follows:

(i)
enforcement of the obligations of the Company under the Principal Agreements and/or the Subsidiary Guarantee may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors’ rights;

(ii)
the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court may make an award of damages where an equitable remedy is sought;

(iii)
by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

(iv)
this opinion is given on the basis that there has been no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraphs 2 and 3 of this opinion and on the basis of the laws of Singapore in force as at the date of this opinion.  This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Singapore after the date of this opinion;

(v)
under general principles of Singapore law, except as provided in the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement; and

(vi)	we give no opinion on tax matters and in particular give no opinion on the tax consequences of any transaction contemplated by any of the Principal Agreements or any related document.

8.
As the primary purpose of our professional engagement was not to establish or confirm factual matters and because of the wholly or partially non-legal character of many of the statements in the Registration Statement, we express no opinion or belief on and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Registration Statement and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements.

9.
This opinion is for your benefit in connection with the Registration Statement.  This opinion is strictly limited to the matters stated herein, and is not to be read as extending by implication to any other matter in connection with any of the Principal Agreements or otherwise including, but without limitation, any other document signed in connection with any of the Principal Agreements.  This opinion is not to be transmitted to anyone else, or used or relied upon by any other person, or quoted or referred to in any public document or filed with anyone unless you first obtain our written consent. Subject to the foregoing, we hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP

Schedule

List of Documents Examined

1.
a scanned executed copy of the indenture dated 12 November 2009 entered into between GMC, the Subsidiary Guarantors and the Bank of New York Mellon (which sets out the form of the Subsidiary Guarantees) (the “Indenture”) sent to us via electronic transmission on 6 May 2010;

2.
a scanned executed copy of the registration rights agreement dated 12 November 2009 entered into between GMC, the Subsidiary Guarantors and J.P. Morgan Securities Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, DnB NOR Markets, Inc., Jefferies & Companies, Inc., RBS Securities Inc., and UBS Securities LLC (collectively, the “Initial Purchasers”) (the “Registration Rights Agreement”) sent to us via electronic transmission on 6 May 2010;

3.
a scanned executed copy of the purchase agreement dated 6 November 2009 entered into between GMC, the Subsidiary Guarantors and J.P. Morgan Securities Inc. (on behalf of the Initial Purchasers) (the “Purchase Agreement”) sent to us via electronic transmission on 6 May 2010;

4.
scanned executed copies of the 144A Note and Regulation S Note both dated 12 November 2009 executed by GMC and subsidiary guarantees dated 12 November 2009 affixed to the respective Notes (the “Series A Subsidiary Guarantee”) sent to us via electronic transmission on 6 May 2010;

5.
certified copies of the Memorandum and Articles of Association of the Company, Certificate Confirming Incorporation of Company dated 5 August 2004 and Certificate Confirming Incorporation of Company under the New Name dated 22 October 2004 ;

6.
scanned copies of the resolutions of the Board of Directors of the Company passed by way of circulation on 5 November 2009 and 7 May 2010 respectively (“Directors’ Resolutions”) and Minutes of  meetings of the sole shareholder of the Company deemed to be held on 5 November 2009 and 7 May 2010 respectively (the “Shareholder Resolutions”);

7.	the ACRA Searches; and

8.	the Court Searches.